Exhibit 99.1

IPG PHOTONICS ANNOUNCES FIRST QUARTER 2025 FINANCIAL RESULTS
Growth from Strategic Initiatives Drove Revenue Above the Midpoint of Guidance
Book-to-Bill was Above One and Highest in Over Two Years
MARLBOROUGH, Mass. – May 6, 2025 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2025.

	Three Months Ended March 31,
(In millions, except per share data and percentages)	2025	2024	Change
Revenue	$227.8	$252.0	(10)%
Gross margin	39.4%	38.7%
Operating income	$1.8	$19.1	(91)%
Operating margin	0.8%	7.6%
Net income	$3.8	$24.1	(84)%
Earnings per diluted share	$0.09	$0.52	(83)%
Non-GAAP Measures
Adjusted EBITDA*	$32.7	$40.3	(19)%
Adjusted earnings per diluted share*	$0.31	$0.50	(38)%

*Adjusted EBITDA and Adjusted earnings per diluted share include non-GAAP adjustments. A reconciliation from GAAP to non-GAAP metrics is provided in this earnings release.
Management Comments
“IPG had a strong start to the year, delivering revenue, adjusted earnings per share and adjusted EBITDA above the midpoint of our guidance and gaining early traction in key areas that are central to our strategy, including medical, micromachining, and advanced applications,” said Dr. Mark Gitin, Chief Executive Officer of IPG Photonics. "We’re confident that our strategy will further differentiate our products, unlock new market opportunities, and fuel our long-term growth."
Financial Highlights
First quarter revenue of $228 million decreased 10% year over year due to lower sales in materials processing, partially offset by growth in medical and advanced applications. Changes in foreign exchange rates reduced revenue growth by approximately 2%. Materials processing sales accounted for 86% of total revenue and decreased 14% year over year, as a result of lower sales in welding and cutting applications, partially offset by higher revenue in micromachining, cleaning and additive manufacturing applications. Other applications sales increased 25% year over year driven by higher revenue in medical and advanced applications. Emerging growth products sales accounted for 51% of total revenue, increasing from 48% in the prior quarter. By region, sales increased 8% in Asia, and decreased 12% in North America and 28% in Europe on a year-over-year basis.
GAAP gross margin of 39.4% increased 70 basis points year over year driven by lower inventory provisions and a decrease in unabsorbed expenses, partially offset by higher product cost. Adjusted EBITDA was $32.7 million and adjusted earnings per diluted share (EPS) were $0.31 in the first quarter, both at the top end of guidance. During the first quarter, IPG generated $13 million in cash from operations and spent $25 million on capital expenditures.

Exhibit 99.1
Business Outlook and Financial Guidance
“The first quarter book-to-bill ratio was solidly above one and we entered the second quarter with a strong outlook given the bookings momentum. While recent tariffs have caused uncertainty related to the timing of shipments and some increased costs in the near term, we are able to take advantage of our global manufacturing footprint and supply chain to mitigate their impact while continuing to invest in the future growth of our business," concluded Dr. Gitin.

For the second quarter of 2025, IPG expects revenue of $210 million to $240 million Our revenue guidance is approximately $15 million lower than it would have been due to potential shipment delays related to tariffs. These are not order cancellations and the Company expects to fulfill these orders as it optimizes production across its global footprint. The Company expects second quarter adjusted gross margin to be between 36% and 38%, including 150 to 200 basis points of impact from tariffs, and operating expenses of $86 million to $88 million. IPG anticipates delivering adjusted earnings per diluted share in the range of -$0.05 to $0.25 and adjusted EBITDA in the range of $16 million to $31 million.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, trade policy changes and trade restrictions, product demand, order cancellations and delays, competition, tariffs and retaliatory tariffs, currency fluctuations and general economic conditions. The current uncertainty related to the trade environment and tariff policies increases the risks to the outlook that we have provided. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports filed with the SEC, and assumes exchange rates relative to the U.S. dollar of euro 0.92, Japanese yen 149 and Chinese yuan 7.18, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Financial Data Workbook and First Quarter 2025 Earnings Call Presentation available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 6, 2025 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Senior Director, Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to develop innovative laser solutions making the world a better place. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. IPG is headquartered in Marlborough, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including those statements related to being confident that our strategy will further differentiate our products, unlock new market opportunities, and fuel the long-term expansion of laser applications, actively taking advantage of our global manufacturing footprint and our in-house supply chain to mitigate potential impacts from tariffs, potential delays in shipping product due to tariffs, the expectation of fulfilling such orders and optimizing production across our global footprint, and statements related to revenue, adjusted gross margin and operating expenses outlook, adjusted earnings per diluted share and adjusted EBITDA guidance, including the expected impact of tariffs, and the impact of the U.S. dollar on our guidance for second quarter of 2025. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; inability to manage risks associated with international customers and operations; changes in trade controls and trade and tariff policies; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 20, 2025) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024
	(In thousands, except per share data)
Net sales	$227,793	$252,009
Cost of sales	137,981	154,473
Gross profit	89,812	97,536
Operating expenses:
Sales and marketing	24,430	22,998
Research and development	28,336	29,381
General and administrative	32,808	31,158
Gain on sale of assets	—	(6,776)
Loss on foreign exchange	2,411	1,675
Total operating expenses	87,985	78,436
Operating income	1,827	19,100
Other income, net:
Interest income, net	7,444	14,177
Other income, net	1,344	325
Total other income	8,788	14,502
Income before provision for income taxes	10,615	33,602
Provision for income taxes	6,857	9,503
Net income	$3,758	$24,099
Net income per share:
Basic	$0.09	$0.52
Diluted	$0.09	$0.52
Weighted average common shares outstanding:
Basic	42,605	45,960
Diluted	42,832	46,175

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2025	2024
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$363,046	$620,040
Short-term investments	563,832	310,152
Accounts receivable, net	176,909	171,131
Inventories	287,623	284,780
Prepaid income taxes	16,955	17,592
Prepaid expenses and other current assets	35,022	27,300
Total current assets	1,443,387	1,430,995
Deferred income taxes, net	109,232	115,031
Goodwill	68,617	67,241
Intangible assets, net	54,297	55,376
Property, plant and equipment, net	603,271	588,375
Other assets	38,544	32,246
Total assets	$2,317,348	$2,289,264
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$37,923	$35,385
Accrued expenses and other current liabilities	152,829	152,048
Income taxes payable	6,282	17,586
Total current liabilities	197,034	205,019
Other long-term liabilities and deferred income taxes	59,872	59,774
Total liabilities	256,906	264,793
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 56,813,839 and 42,729,426 shares issued and outstanding, respectively, at March 31, 2025; 56,632,974 and 42,548,561 shares issued and outstanding, respectively, at December 31, 2024.	6	6
Treasury stock, at cost, 14,084,413 shares held at both March 31, 2025 and December 31, 2024.	(1,505,216)	(1,505,321)
Additional paid-in capital	1,040,264	1,035,285
Retained earnings	2,617,626	2,613,868
Accumulated other comprehensive loss	(92,238)	(119,367)
Total IPG Photonics Corporation stockholders' equity	2,060,442	2,024,471
Total liabilities and equity	$2,317,348	$2,289,264

Exhibit 99.1
IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Cash flows from operating activities:
Net income	$3,758	$24,099
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,341	16,214
Provisions for inventory, warranty & bad debt	11,876	14,761
Other	14,796	143
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	1,378	32,579
Inventories	(8,967)	1,498
Other	(24,737)	(34,698)
Net cash provided by operating activities	13,445	54,596
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(24,818)	(28,052)
Proceeds from sales of property, plant and equipment	183	25,262
Purchases of short-term investments	(333,009)	(226,521)
Proceeds from short-term investments	83,206	252,890
Other	52	157
Net cash (used in) provided by investing activities	(274,386)	23,736
Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards less proceeds from issuance of common stock under employee stock options	(5,775)	(1,158)
Purchase of treasury stock net of excise tax, at cost	105	(89,616)
Net cash used in financing activities	(5,670)	(90,774)
Effect of changes in exchange rates on cash and cash equivalents	9,617	(5,780)
Net decrease in cash and cash equivalents	(256,994)	(18,222)
Cash and cash equivalents — Beginning of period	620,040	514,674
Cash and cash equivalents — End of period	$363,046	$496,452
Supplemental disclosures of cash flow information:
Cash paid for interest	$5	$4
Cash paid for income taxes	$10,574	$8,005

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Use of Non-GAAP Adjusted Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”) and are provided as supplemental information to enhance understanding of the Company’s financial performance. These measures should not be considered as a substitute for, or superior to, GAAP financial measures. The following information provides the definition of adjusted gross profit, adjusted gross margin, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, adjusted net earnings per share (EPS), and adjusted tax rate as presented, which are financial measures that are not calculated or presented in accordance with GAAP, and reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided adjusted gross profit, adjusted gross margin, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, adjusted EPS, and an adjusted tax rate as supplemental information and in addition to the financial measures presented by the Company that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measure presented by the Company.

We define adjusted gross profit as reported gross profit, adjusted for non-recurring, infrequent, or unusual changes, including acquisition and integration charges and amortization of acquisition-related intangibles.

We define adjusted gross margin as adjusted gross profit divided by total revenue.

We define adjusted operating income as reported income from operations, adjusted for non-recurring, infrequent, or unusual charges, including acquisition and integration charges, amortization of acquisition-related intangibles, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture.

We define EBITDA as net income plus interest expense (income), provision for income taxes, depreciation expense, and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted for non-recurring, infrequent, or unusual charges, and other adjustments that the Company believes appropriate, including stock-based compensation, acquisition and integration charges, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture.

We define adjusted net income as reported net income, adjusted for non-recurring, infrequent, or unusual changes, and other adjustments that the Company believes appropriate, including amortization of acquisition-related intangibles, acquisition and integration charges, foreign exchange gains/losses and gain/loss on disposal of assets/divestiture, certain discrete tax items and non-GAAP income tax reconciling adjustments.

We define adjusted EPS as adjusted net income divided by the weighted-average diluted shares outstanding.

We define adjusted tax rate as the GAAP tax rate, adjusted for discrete tax items and the net impact of non-GAAP adjustments.
Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. Specifically, these non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts.

In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies. Management may, however, utilize other measures to illustrate performance in the future. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided below. These non-GAAP measures exclude (i) special inventory provisions, (ii) amortization of acquisition-related intangibles, (iii) restructuring charges, (iv) acquisition and integration charges, (v) goodwill and intangible asset impairments, (vi) foreign exchange gains/losses, (vii) interest income, (viii) benefit (provision) from

Exhibit 99.1
income taxes, (ix) depreciation, (x) amortization, (xi) stock-based compensation, (xii) gain/loss on disposal of assets/divestiture, (xiii) certain discrete tax items, and (xiv) non-GAAP income tax reconciling adjustments.

We have not provided a quantitative reconciliation of forward-looking Non-GAAP adjusted earnings per diluted share and Adjusted EBITDA to their most directly comparable GAAP financial measures because we are unable to estimate with reasonable certainty the ultimate timing or amount of certain significant items without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact adjusted earnings per diluted share and Adjusted EBITDA. This includes items that have not yet occurred, are out of the Company’s control, cannot be reasonably predicted and/or for which there would not be any meaningful adjustment or difference. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Our non-GAAP tax provision for the fiscal first quarter of 2025 is 21%. The difference between our GAAP income tax provision and our non-GAAP income tax provision is presented as non-GAAP income tax reconciling adjustments.

Exhibit 99.1
IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF NON-GAAP MEASUREMENTS (UNAUDITED)

Reconciliation of Gross Profit to Adjusted Gross Profit, Adjusted Gross Margin

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per share data)
Gross profit	$89,812	$97,536
Gross margin	39.4%	38.7%
Amortization of acquisition-related intangibles	1,016	488
Acquisition and integration charges	222	—
Adjusted gross profit	$91,050	$98,024
Adjusted gross margin	40.0%	38.9%

Reconciliation of Operating Income to Adjusted Operating Income

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per share data)
Operating income	$1,827	$19,100
Amortization of acquisition-related intangibles	2,502	1,425
Acquisition and integration charges	991	—
Loss on foreign exchange	2,411	1,675
Gain on sale of assets	—	(6,776)
Adjusted operating income	$7,731	$15,424

Reconciliation of Net income to Adjusted EBITDA

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per share data)
Net income	$3,758	$24,099
Interest income, net	(7,444)	(14,177)
Provision for income taxes	6,857	9,503
Depreciation	11,556	13,927
Amortization	3,785	2,287
EBITDA	$18,512	$35,639
Stock based compensation	10,767	9,732
Acquisition and integration charges	991	—
Loss on foreign exchange	2,411	1,675
Gain on sale of assets	—	(6,776)
Adjusted EBITDA	$32,681	$40,270

Exhibit 99.1
Reconciliation of GAAP to Non-GAAP Net Income, and GAAP to Non-GAAP Net Income per Share, Diluted

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per share data)
Net income	$3,758	$24,099
Amortization of acquisition-related intangibles	2,502	1,425
Acquisition and integration charges	991	—
Loss on foreign exchange	2,411	1,675
Gain on sale of assets	—	(6,776)
Certain discrete tax items	4,614	1,997
Tax impact of non-GAAP adjustments	(1,148)	739
Adjusted net income	$13,128	$23,159
Adjusted net earnings per diluted share	$0.31	$0.50
Weighted average diluted shares outstanding	42,832	46,175

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended March 31,
	2025	2024
Tax rate	65%	28%
Discrete tax items	(43)%	(6)%
Net impact of non-GAAP adjustments	(1)%	1%
Adjusted tax rate	21%	23%

During the first fiscal quarter of 2025, the Company refined its methodology to report non-GAAP measures. The change does not impact the Company’s financial position, cash flows, or GAAP consolidated results of operations. Prior period non-GAAP financial measures and the associated GAAP to non-GAAP reconciliations presented in this press release have been recast to conform to the current presentation.